Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Coastal Financial Corporation of our report dated March 11, 2021, relating to the consolidated financial statements of Coastal Financial Corporation and Subsidiary, which report appears in the Annual Report on Form 10-K of Coastal Financial Corporation for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Everett, Washington

April 13, 2021